STANDISH, AYER & WOOD MASTER PORTFOLIO
                                  P.O. Box 501
                           George Town, Grand Cayman
                             Cayman Island, B.W.I.

                                  June 2, 1997



IBT Trust Company (Cayman), Ltd.
The Bank of Nova Scotia Building
Cardinal Avenue
George Town
Cayman, Cayman Islands, B.W.I.

         Re:      Administration Agreement (the "Agreement")

Ladies and Gentlemen:

Attached is AppendixA (the "Amendment") to the Agreement between Standish, Ayer & Wood Master Portfolio (the "Trust") and you. Pursuant to ss.23 of the
Agreement, the Trust proposes that the Agreement be amended to include an additional series of the Trust named in the Amendment in bold.

Please indicate your acceptance of the foregoing by executing the four originals of this letter agreement, returning two to the Trust and retaining two for your records.

Very truly yours,

Standish, Ayer & Wood Master Portfolio      IBT Trust Company (Cayman), Ltd.




By:     ___________________________          By:____________________________

Name:___________________________             Name:_________________________

Title:____________________________           Title:__________________________

                            ADMINISTRATION AGREEMENT
                 between Standish, Ayer & Wood Master Portfolio
                      and IBT Trust Company (Cayman), Ltd.


                                   APPENDIX A
                             (Revised June 2, 1997)



Standish Fixed Income Portfolio
Standish Equity Portfolio
Standish Small Capitalization Equity Portfolio
Standish Global Fixed Income Portfolio
Standish Small Capitalization Equity Portfolio II
Standish Diversified Income Portfolio